Filed Pursuant to Rule 433

Registration Statement No. 333-166301

SLM FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLM FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLM FUNDING LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, SLM FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus

$36,780,000
SLM Student Loan Trust 2010-1
Issuing Entity
SLM Funding LLC
Depositor
Sallie Mae, Inc.
Sponsor, Master Servicer and Administrator
Student Loan-Backed Notes

On or about June 27, 2011, the depositor or an affiliate of the depositor will offer:

Class	Principal	Interest Rate	Maturity
Floating Rate Class B Notes	$36,780,000	1-month LIBOR plus 0.90%	February 26, 2035

On April 15, 2010, the trust issued the class A notes and the class B notes described in the prospectus supplement dated April 12, 2010, and the base prospectus dated April 8, 2010.  The class B notes were originally offered and underwritten but ultimately retained by an affiliate of SLM Funding LLC on April 15, 2010, the closing date, and are being reoffered through the underwriter for sale in one or more negotiated transactions or otherwise at varying prices to be determined at the time of sale.  The class A notes were sold through certain underwriters in an offering that closed on April 15, 2010 and are not being offered for sale hereby.  The trust also issued a certificate representing the equity interest in the trust, which was not originally offered and is not being offered for sale hereby.

The trust makes payments primarily from collections on a pool of FFELP student loans.  Interest and principal on the notes is payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month.  In general, the trust pays principal to the class A notes until such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes is subordinate to interest on the class A notes (which bear an annual interest rate equal to 1-month LIBOR plus 0.40%) and principal on the class B notes is subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  In addition, the trust deposited funds on the closing date into the capitalized interest account.  These funds will be available only for a limited period of time.  The interest rates on the notes are determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

We are offering the class B notes through the underwriter at the price shown below.  The class B notes are currently listed on the Official List of the Luxembourg Stock Exchange and are eligible to be traded on the Luxembourg Stock Exchange’s Euro MTF Market.

We are not offering the class B notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The class B notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in SLM Corporation, the sponsor, administrator, master servicer, depositor, any seller or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

_______________ Book-Runner
BofA Merrill Lynch
____________ June 21, 2011

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Supplement dated June 21, 2011 to Prospectus Supplement dated April 12, 2010 (the “supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the supplement.

Ratings of the Notes

The class A notes and the class B notes were, on the closing date, and, on the date hereof, continue to be, rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) and Fitch, Inc. (“Fitch”) as set forth in the table below:

Class	Moody’s	S&P	Fitch
Class A Notes	Aaa(sf)	AAA(sf)	AAA(sf)
Class B Notes	A3(sf)	A(sf)	A(sf)

The inclusion of an “(sf)” in the rating is an identifier recently implemented for structured finance product ratings by the applicable rating agency.

A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

A rating addresses only the likelihood of the timely payment of stated interest and the payment of principal at final maturity, and does not address the timing or likelihood of principal distributions prior to final maturity.

SLM Student Loan Trust 2010-1
Issuing Entity

$36,780,000 Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC
Depositor

Sallie Mae, Inc.
Sponsor, Master Servicer and Administrator
_____________

Book-Runner

BofA Merrill Lynch
_____________

June 21, 2011